                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                              (Amendment No. __)(1)


                                   Akorn, Inc.
                                   -----------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    009728106
                                    ---------
                                 (CUSIP Number)

                                 August 23, 2004
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)



                                                            (Page 1 of 12 Pages)

------------------
       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).


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
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CUSIP NO. 009728106                                  13G                       Page      2       of       12      Pages
          ---------                                                                 -----------      ------------
--------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Baystar Capital II, L.P.
--------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
--------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER

                                            0
          NUMBER OF             ------------------------------------------------------------------------------------------
           SHARES                   6       SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                          2,407,408
            EACH                ------------------------------------------------------------------------------------------
         REPORTING                  7       SOLE DISPOSITIVE POWER
           PERSON
            WITH                            0
                                ------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            2,407,408
--------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,407,408
--------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|
--------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             10.5%
--------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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
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CUSIP NO. 009728106                                  13G                       Page      3       of       12      Pages
          ---------                                                                 -----------      ------------
--------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Baystar Capital Management, LLC
--------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
--------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER

                                            0
          NUMBER OF             ------------------------------------------------------------------------------------------
           SHARES                   6       SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                          2,407,408
            EACH                ------------------------------------------------------------------------------------------
         REPORTING                  7       SOLE DISPOSITIVE POWER
           PERSON
            WITH                            0
                                ------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            2,407,408
--------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,407,408
--------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|
--------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             10.5%
--------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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
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CUSIP NO. 009728106                                  13G                       Page      4       of       12      Pages
          ---------                                                                 -----------      ------------
--------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Lawrence Goldfarb
--------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
--------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER

                                            0
          NUMBER OF             ------------------------------------------------------------------------------------------
           SHARES                   6       SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                          2,407,408
            EACH                ------------------------------------------------------------------------------------------
         REPORTING                  7       SOLE DISPOSITIVE POWER
           PERSON
            WITH                            0
                                ------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            2,407,408
--------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,407,408
--------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|
--------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             10.5%
--------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 009728106                                  13G                       Page      5       of       12      Pages
          ---------                                                                 -----------      ------------
--------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Steven M. Lamar
--------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
--------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER

                                            0
          NUMBER OF             ------------------------------------------------------------------------------------------
           SHARES                   6       SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                          2,407,408
            EACH                ------------------------------------------------------------------------------------------
         REPORTING                  7       SOLE DISPOSITIVE POWER
           PERSON
            WITH                            0
                                ------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            2,407,408
--------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,407,408
--------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|
--------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             10.5%
--------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 009728106                                  13G                       Page      6       of       12      Pages
          ---------                                                                 -----------      ------------
--------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Bay East, L.P.
--------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
--------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER

                                            0
          NUMBER OF             ------------------------------------------------------------------------------------------
           SHARES                   6       SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                          2,407,408
            EACH                ------------------------------------------------------------------------------------------
         REPORTING                  7       SOLE DISPOSITIVE POWER
           PERSON
            WITH                            0
                                ------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            2,407,408
--------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,407,408
--------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|
--------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             10.5%
--------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 009728106                                  13G                       Page      7       of       12      Pages
          ---------                                                                 -----------      ------------
--------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Steven Derby
--------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                              (a) |_|
                                                                                                              (b) |X|
--------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER

                                            0
          NUMBER OF             ------------------------------------------------------------------------------------------
           SHARES                   6       SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                          2,407,408
            EACH                ------------------------------------------------------------------------------------------
         REPORTING                  7       SOLE DISPOSITIVE POWER
           PERSON
            WITH                            0
                                ------------------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            2,407,408
--------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,407,408
--------------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|
--------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             10.5%
--------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 009728106          13G        Page      8       of       12     Pages
          ---------                          -----------      -----------
--------------------------------------------------------------------------------
                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  Akorn, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2500 Millbrook Drive
                  Buffalo Grove, Illinois 60089

ITEM 2(A).  NAME OF PERSON FILING:

                  Baystar Capital II, L.P. (the "Partnership")
                  c/o Baystar Capital Management, LLC
                  80 East Sir Francis Drake Blvd., Suite 2B
                  Larkspur, CA 94939
                  Delaware limited partnership

                  Baystar Capital Management, LLC (the "General Partner") 80 East Sir Francis Drake Blvd., Suite 2B
                  Larkspur, CA 94939
                  Delaware limited liability company

                  Mr. Lawrence Goldfarb
                  Managing Member of the General Partner
                  80 East Sir Francis Drake Blvd., Suite 2B
                  Larkspur, CA 94939
                  United States citizen

                  Mr. Steven M. Lamar
                  Managing Member of the General Partner
                  80 East Sir Francis Drake Blvd., Suite 2B
                  Larkspur, CA 94939
                  United States citizen

                  Bay East, L.P.
                  Managing Member of the General Partner
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  Delaware limited partnership

                  Mr. Steven Derby
                  General Partner of Bay East, L.P.
                  53 Forest Avenue, 2nd Floor
                  Old Greenwich, CT 06870
                  United States citizen

                  The Partnership, the General Partner, Mr. Lamar, Mr. Goldfarb, Bay East, L.P. and Mr. Derby are collectively referred to herein as the Reporting Persons.

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CUSIP NO. 009728106          13G        Page      9       of       12     Pages
          ---------                          -----------      -----------
--------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  See Item 2(a).

ITEM 2(C).  CITIZENSHIP:

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, no par value (the "Common Stock")

ITEM 2(E).  CUSIP NUMBER:

                  009728106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.  OWNERSHIP.

         As of the date hereof, each of the Reporting Persons may be deemed to beneficially own (i) 1,851,852 shares of Common Stock underlying 50,000 shares of the Issuer's Series B 6% Participating Convertible Preferred Stock, par value $1.00 per share and (ii) 555,556 shares of Common Stock underlying warrants for Common Stock.

         1.       The Partnership

                  (a) Amount beneficially owned: 2,407,408 shares

                  (b) Percent of class: 10.5%. (The percentage of Common Stock reported as beneficially owned is based upon 20,507,756 shares outstanding as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)

                  (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:
2,407,408 shares

                           (ii) Shared power to vote or to direct the vote: 0
shares

                           (iii) Sole power to dispose or to direct the
disposition of: 2,407,408 shares

                           (iv) Shared power to dispose or to direct the
disposition of: 0 shares.

--------------------------------------------------------------------------------
CUSIP NO. 009728106          13G        Page     10       of       12     Pages
          ---------                          -----------      -----------
--------------------------------------------------------------------------------

         2.       The General Partner

                  (a) Amount beneficially owned: 2,407,408 shares

                  (b) Percent of class: 10.5%. (The percentage of Common Stock reported as beneficially owned is based upon 20,507,756 shares outstanding as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)

                  (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote:
2,407,408 shares

                           (ii) Shared power to vote or to direct the vote: 0
shares

                           (iii) Sole power to dispose or to direct the
disposition of: 2,407,408 shares

                           (iv) Shared power to dispose or to direct the
disposition of: 0 shares.

                  The shares reported herein by the General Partner may be deemed beneficially owned as a result of the purchase of such shares by the Partnership. The General Partner, in its capacity as the sole general partner of the Partnership, may be deemed to have the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by the Partnership. The General Partner disclaims any beneficial ownership of the shares reported herein.

         3. Mr. Lamar, Mr. Goldfarb, Bay East, L.P. and Mr. Derby

                  (a) Amount beneficially owned: 2,407,408 shares

                  (b) Percent of class: 10.5%. (The percentage of Common Stock reported as beneficially owned is based upon 20,507,756 shares outstanding as reported by the Issuer on its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.)

                  (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0
shares

                           (ii) Shared power to vote or to direct the vote:
2,407,408 shares

                           (iii) Sole power to dispose or to direct the
disposition of: 0 shares

                           (iv) Shared power to dispose or to direct the
disposition of: 2,407,408 shares

                  The shares reported herein by the General Partner may be deemed beneficially owned as a result of the purchase of such shares by the Partnership. Messrs. Lamar and Goldfarb and Bay East, L.P., in their capacities as the managing members of the General Partner, and Mr. Derby, in his capacity as the general partner of Bay East, L.P., may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by the Partnership. Each of Bay East, L.P. and Messrs. Lamar, Goldfarb and Derby disclaim beneficial ownership of the shares reported herein except to the extent of any indirect pecuniary interest therein.

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CUSIP NO. 009728106          13G        Page     11       of       12     Pages
          ---------                          -----------      -----------
--------------------------------------------------------------------------------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

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CUSIP NO. 009728106          13G        Page     12       of       12     Pages
          ---------                          -----------      -----------
--------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                       BAYSTAR CAPITAL II, L.P.
                       By: Baystar Capital Management, LLC, its General Partner


                       By: /s/ Lawrence Goldfarb
                           ------------------------------------
                       Name: Lawrence Goldfarb
                       Title: Managing Member

                       BAYSTAR CAPITAL MANAGEMENT, LLC


                       By: /s/ Lawrence Goldfarb
                           ------------------------------------
                       Name: Lawrence Goldfarb
                       Title: Managing Member


                       /s/ Lawrence Goldfarb
                       ----------------------------------------
                       Lawrence Goldfarb


                       /s/ Steven M. Lamar
                       ----------------------------------------
                       Steven M. Lamar

                       BAY EAST, L.P.


                       By: /s/ Steven Derby
                           ------------------------------------
                       Name: Steven Derby
                       Title: General Partner


                       /s/ Steven Derby
                       ----------------------------------------
                       Steven Derby